Exhibit 1

                           (JCP&L NEWS RELEASE LETTERHEAD)


          Further Information:                    Release Date:
               Donna Rovins        201-455-8408                  04/02/96
               Ron Morano          201-644-4297


            JCP&L, FREEHOLD COGENERATION ASSOCIATES CANCEL POWER CONTRACT


               MORRISTOWN, NJ --- Jersey Central Power & Light Company (JCP&L) announced today that it had reached an agreement with developers of the proposed Freehold Cogeneration Project to cancel the project's power purchase contract with JCP&L. The power purchase agreement had been the subject of ongoing regulatory and legal proceedings for more than two years.
               The power project was being developed in Freehold Township, NJ by Freehold Cogeneration Associates L.P. (FCA), a partnership affiliated with Constellation Power, Inc. and Advanced Power Systems, Inc. FCA had entered into the power purchase agreement in 1992 to sell JCP&L 100 megawatts from the proposed 110 megawatt gas-fired project in Monmouth County.
               Under its agreement with FCA, JCP&L will buy out and terminate the power purchase agreement for $125 million, payable over three years, and has agreed to pay certain other costs.
               "Although litigation between the parties has been continuing, the project was likely to be built and deliver the power to JCP&L," said Michael P. Morrell, JCP&L vice president - regulatory and public affairs. "However, because we believe the Freehold contract would require our customers to pay over $1 billion in excess future costs over other available sources, the buyout agreement is clearly in the best interest of our customers."
               The agreement provides that JCP&L and FCA will terminate all pending litigation and administrative proceedings between them relating to the contract.
               The GPU companies have been committed to renegotiating or buying out non-utility generating contracts which are more costly than power available from other sources.
               JCP&L is an operating utility subsidiary of General Public Utilities Corporation (GPU), a registered utility holding company headquartered in Parsippany, NJ. GPU's three operating utility subsidiaries - JCP&L, Metropolitan Edison and Pennsylvania Electric - provide electric service to more than 1.9 million customers in New Jersey and Pennsylvania.